                                                                 Exhibit (a)(12)
NEWS RELEASE LOGO                                                       TRW LOGO







For Immediate Release                   Contacts:
                                        TRW         Jay A. McCaffrey (Cleveland)
                                                    +1 216.291.7179 (Media)
                                                    Larry Edelman (Cleveland)
                                                    +1 216.291.7506 (Investors)

                                 LucasVarity        Nick Jones (London)
                                                    +44 171 647 0617 (Media)


                                   JP Morgan        Sarah Nash (New York)
                                                    +1 212.483.2323
                                                    Daniel Chamier (London)
                                                    +44 171 600 2300

                       Citigate Dewe Rogerson       Patrick Donovan (London)
                                                    +44 (0) 467 445 531 (Media)
                                                    Martin Jackson (London)
                                                    +44 (0) 378 666 280 (Media)






TRW ANNOUNCES CASH TENDER OFFER
FOR LUCASVARITY PLC

COMPANY ISSUES OFFER DOCUMENT

CLEVELAND, OHIO and LONDON, ENGLAND - February 6, 1999 - TRW Inc. (NYSE: TRW) announced today that it has commenced a tender offer at 288 pence per share, or approximately $47.35 per American Depositary Share based on current exchange rates (each ADS representing 10 ordinary shares evidenced by LucasVarity ADRs), in cash to acquire the entire issued share capital of LucasVarity plc (NYSE:
LVA, LSE: LVA).

The offer is scheduled to expire March 9, 1999, 10:00 a.m. EST (3:00 p.m. London). The offer is contingent on, among other things, valid acceptances being received by no fewer than 90 percent of the total shares outstanding.

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TRW/2

Important benefits of TRW's offer include the following:

o TRW's offer of 288 pence per ordinary share is wholly cash, ensuring that accepting shareholders receive full value for their shares.

o The board of LucasVarity considers that the combination of LucasVarity and TRW offers both the best potential value for shareholders and an opportunity for its employees to become part of a dynamic global leader in technology, manufacturing and service with approximately $19 billion in revenue. This provides:

     - Considerably superior financial, technological and operational scale, and

     -    A critical mass platform for rapid growth in all its global markets.

o The combined group will be a global leader in vehicle safety systems, which includes steering, suspension, brakes, occupant restraints, and related electronics.

"The combination is an excellent strategic fit for both companies," said Joseph
T. Gorman, chairman and chief executive officer. "Together, we will create one of the world's preeminent automotive systems suppliers. Our products, skills, state-of-the-art engineering and manufacturing capabilities will serve as catalysts for sustainable long-term growth."

TRW provides advanced technology products and services for the global automotive, space, defense and information technology markets. The company's news releases are available through TRW's corporate Web site (http: www.trw.com/).




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TRW/3

TRW cautions that certain forward-looking statements which may be made about the transaction, including, without limitation, the effect of the combination of TRW and LucasVarity on TRW's earnings and cash flows, are qualified by important factors that could cause actual operating results to differ materially from those described herein or any such statements, including, among others, the following, in addition to factors that affect other companies in the businesses of TRW and LucasVarity or that are referred to in their periodic reports to shareholders of public filings: (i) unanticipated events and circumstances may occur rendering the transaction less beneficial to TRW than anticipated; (ii) TRW and LucasVarity face intense competition in their markets and there is, accordingly, no guarantee that after consummation of the transaction TRW will achieve the expected financial and operating results and synergies; and (iii) the ability of TRW and LucasVarity to integrate successfully their operations and thereby achieve the anticipated cost savings and be in a position to take advantage of potential opportunities for growth. Results actually achieved may differ materially from the expected results described herein or any such statements. TRW undertakes no obligation to update any forward-looking statements.

The directors of TRW Automotive U.K. (being Joseph T. Gorman, Peter S. Hellman, and Carl G. Miller) accept responsibility for the information contained in this release relating to TRW Inc. issued only in relation to the merger of TRW Inc. with LucasVarity plc. To the best of the knowledge and belief of the directors of TRW Automotive U.K. (who have taken all reasonable care to insure that such is the case) such information is in accordance with the facts and does not omit anything likely to affect the import of such information.

                                       ###

Inquiries should be forwarded to:

U.K. Receiving Agent:            Computershare Services PLC
                                 +44 (0) 117 305 1001
U.S. Depositary:                 Morgan Guaranty Trust Company of New York
                                 +1 800.428.4237
Information Agent:               Georgeson & Company Inc.
                                 +1 800.223.2064